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                                                                     EXHIBIT 9.1


                                 John K. Castle
                             c/o Castle Harlan, Inc.
                              150 East 58th Street
                            New York, New York 10155


October 1, 2001

EquiServe Trust Company, N.A.
Transfer Agent and Registrar
Attention:  Greg Veliotis
150 Royall Street
Mail Stop:  45-02-62
Canton, Massachusetts 02021

Mr. Mark Carlton
Senior Vice President and
  General Counsel
Universal Compression Holdings, Inc.
4440 Brittmoore Road
Houston, Texas  77041

Ladies and Gentlemen:

         I, John K. Castle, in my capacity as Voting Trustee under that certain Voting Trust Agreement dated December 1, 1998 among the Company, John K. Castle, as Voting Trustee, and certain stockholders of the Company (the "Voting Trust Agreement") hereby confirm that, by letter dated as of October 1, 2001, the voting trust created by the Voting Trust Agreement has been terminated. Accordingly, I hereby authorize the release from the voting trust created pursuant to the Voting Trust Agreement, the shares of the Company's common stock set forth on Schedule I hereto (the "Released Shares") held by the individuals indicated on Schedule I hereto (the "Released Parties"). The certificates representing the Released Shares are enclosed with the copy of this letter being delivers to EquiServe Trust Company.

         EquiServe Trust Company, N.A., as transfer agent and registrar of the Company, is authorized and directed to countersign and register a new certificate representing the Released Shares for each of the Released Parties in the names and denominations and with the restrictive legends indicated on
Schedule I and to deliver such certificates to the Released Parties at the addresses indicated on Schedule I.


                                             /s/ JOHN K. CASTLE
                                          --------------------------------------
                                          John K. Castle, as Voting Trustee

                                          [Medallion Guaranteed]